Exhibit 99.1

Rural Cellular Corporation

Announces

Preliminary 2001 Results and 2002 Expectations

For Immediate Release

January 6, 2002––ALEXANDRIA, Minn.––Rural Cellular Corporation (“RCC”) (Nasdaq/NMS: RCCC)announces today certain preliminary financial and customer results for the fourth quarter and year ended December 31, 2001 together with certain 2002 guidance.

During the 4th quarter, churn was 2.1%, resulting in postpaid customer net additions in the fourth quarter of approximately 12,000, compared to a loss of approximately 900 during the third quarter. Churn was 2.8% in the third quarter. Prepaid and postpaid net additions in the fourth quarter will be approximately 11,000, up from 7,100 in the third quarter.

The company is encouraged by the 25% reduction in churn during the fourth quarter and the increase in postpaid customers. Although the rebound in customer growth in the South region under the Company’s turnaround plan was less than previously anticipated, the South region significantly reduced its churn from 5.13% during the third quarter to 3.16% in the fourth quarter.

Richard P. Ekstrand, president and chief executive officer, commented: “We believe that the challenges faced in the South region have largely been addressed and expect future performance to continue to improve. The company is also encouraged by net additions exceeding expectations in other regions.”

In addition, wholesale customers in the fourth quarter increased to approximately 29,100 as compared with 25,450 at the end of the third quarter.

2001 EBITDA, including $4 million generated by the Saco River ILEC through September 30, 2001, will be approximately $197 million for the year ended December 31, 2001, an increase in EBITDA of 40% as compared to $140 million in the prior year.   The sale of the Saco River ILEC was completed on October 2, 2001.

Free cash flow for 2001 of approximately $25 million or $2.11 per share compares to negative free cash flow in 2000 of $4.3 million.  The company anticipates capital expenditures for the year to be approximately $55 million. Since January 2, 2001, the Company also paid down $94 million against its credit facility and together with EBITDA growth has reduced debt leverage to approximately 6.6 times.

Rural Cellular expects net customer additions during the first and second quarters of 2002 to be approximately 14,000 and 18,000, respectively, and to earn approximately $211 million in EBITDA during 2002.  After $75 million in anticipated capital expenditures in 2002, which includes the initial buildout of the Northeast and Midwest PCS licenses, free cash flow is expected to be approximately $34 million or $2.87 per share, an increase of 36%.

In mid-February 2002, RCC plans to release its complete fourth quarter and full year operating results.

On January 7, 2001 at 8:00 AM CT, a teleconference will be held to discuss the fourth quarter 2001 preliminary operating results and certain 2002 expectations.   To participate in the call, please dial (888) 566-5907, give the operator your name, and identify Richard Ekstrand as the call leader and RCCC as the pass code.  To access a replay of this call, please dial (800) 937-5157.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Statements about RCC's anticipated performance are forward looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to service debt and other factors discussed from time to time in RCC's filings with the Securities and Exchange Commission.

Contact:	Wesley Schultz, Executive V.P. Finance and CFO (320) 762-2000
Chris Boraas, Director of Investor Relations (320) 808-2451
World Wide Web address: http://www.rccwireless.com